Exhibit 99.1

Computer Programs and Systems, Inc. Announces Fourth Quarter and Year-End 2008 Results

Company Declares Regular Quarterly Dividend of $0.36 Per Share

MOBILE, Ala.--(BUSINESS WIRE)--January 29, 2009--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

Highlights:

  Revenues of $32.0 million for the fourth quarter and $119.7 for the year;
  Earnings per diluted share of $0.45 for the fourth quarter and $1.43 for the year;
  Cash provided by operations of $3.4 million for the fourth quarter and $15.7 million for the year; and
  Quarterly dividend of $0.36 per share.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the fourth quarter and year ended December 31, 2008.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.36 (thirty-six cents) per share, payable on February 26, 2009, to stockholders of record as of the close of business on February 12, 2009.

Total revenues for the fourth quarter ended December 31, 2008, increased 14.0% to $32.0 million, compared with total revenues of $28.1 million for the prior-year period. Net income for the quarter ended December 31, 2008, increased 26.7% to $4.8 million, or $0.45 per diluted share, compared with $3.8 million, or $0.36 per diluted share, for the quarter ended December 31, 2007. Cash provided by operations for the fourth quarter of 2008 was $3.4 million, compared with $6.2 million for the prior-year period.

Commenting on the results, Boyd Douglas, chief executive officer and president of CPSI, stated, “By any measurement, 2008 was a very good year for our company. Although pleased with our success, we recognize that we operate in a challenging economic environment, and, while we look to the future with optimism, we know that this is no time for overconfidence. Our strategy is to stick to what we know best – continue providing exceptional products and services to our clients and work even harder to counter the prevailing winds in our national economy. We have been in business for almost three decades and have proven that we can continue fulfilling and exceeding the expectations of our customers and our shareholders, regardless of national economic cycles.”

Total revenues for the year ended December 31, 2008, increased 8.8% to $119.7 million, compared with total revenues of $110.0 million for the prior-year period. Net income for the year ended December 31, 2008, increased 19.5% to $15.4 million, or $1.43 per diluted share, compared with $12.9 million, or $1.20 per diluted share, for the year ended December 31, 2007. Cash provided from operations for the year ended December 31, 2008, was $15.7 million, compared with $19.1 million for the same period last year.

For the first quarter of 2009, the Company anticipates total revenues of $30.5 million to $32.0 million and net income of approximately $4.2 million to $4.4 million, or $0.39 to $0.41 per diluted share. CPSI’s 12-month backlog as of December 31, 2008, was $100.7 million, consisting of $20.7 million in non-recurring system purchases and $80.0 million in recurring payments for support, Business Management Services, ASP and ISP contracts.

A listen-only simulcast and replay of CPSI’s fourth quarter and year-end 2008 conference call will be available on-line at www.cpsinet.com and www.earnings.com on January 30, 2009, beginning at 9:00 a.m. Eastern Time.

About Computer Programs and Systems, Inc.

CPSI is a leading provider of healthcare information solutions for community hospitals with over 650 client hospitals in 46 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI’s staff of over 700 technical, healthcare and medical professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients’ information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers, including changes in healthcare policy affecting Medicare reimbursement rates; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Condensed Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Sales revenues:
System sales	$ 11,725	$ 9,625	$ 41,581	$ 37,981
Support and maintenance	13,707	12,883	53,324	50,478
Business management services	6,610	5,603	24,759	21,554
Total sales revenues	32,042	28,111	119,664	110,013

Cost of sales:
System sales	8,707	7,318	32,499	30,083
Support and maintenance	4,918	4,860	19,349	19,856
Business management services	3,847	3,565	14,595	13,318
Total cost of sales	17,472	15,743	66,443	63,257
Gross profit	14,570	12,368	53,221	46,756

Operating expenses:
Sales and marketing	2,308	2,404	8,872	9,400
General and administrative	4,891	4,158	20,638	18,308
Total operating expenses	7,199	6,562	29,510	27,708

Operating income	7,371	5,806	23,711	19,048
Interest income, net	200	361	940	1,203
Income before taxes	7,571	6,167	24,651	20,251
Provision for income taxes	2,724	2,340	9,213	7,335
Net income	$ 4,847	$ 3,827	$ 15,438	$ 12,916

Basic earnings per share	$ 0.45	$ 0.36	$ 1.43	$ 1.21
Diluted earnings per share	$ 0.45	$ 0.36	$ 1.43	$ 1.20

Weighted average shares outstanding:
Basic	10,812	10,726	10,772	10,698
Diluted	10,832	10,755	10,791	10,741

COMPUTER PROGRAMS AND SYSTEMS, INC.
Condensed Balance Sheets
(in thousands)

	Dec. 31, 2008	Dec. 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 11,744	$ 11,806
Investments	11,846	11,352
Accounts receivable, net of allowance for doubtful accounts of $628 and $949, respectively	15,601	14,334
Financing receivables, current portion	2,357	1,735
Inventory	1,374	1,450
Deferred tax assets	1,332	1,394
Prepaid income taxes	319	-
Prepaid expenses	501	506
Total current assets	45,074	42,577

Financing receivables, long-term	2,980	2,322
Property and equipment	12,080	12,130
Accumulated depreciation	(7,267)	(6,621)
Total assets	$ 52,867	$ 50,408

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 1,830	$ 1,717
Deferred revenue	3,728	3,581
Accrued vacation	2,297	2,112
Income taxes payable	-	542
Other accrued liabilities	3,997	3,507
Total current liabilities	11,852	11,459

Deferred tax liabilities	456	571

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 10,894 and 10,884 shares issued and outstanding	11	11
Additional paid-in capital	27,007	24,658
Accumulated other comprehensive income	56	45
Retained earnings	13,485	13,664
Total stockholders’ equity	40,559	38,378
Total liabilities and stockholders’ equity	$ 52,867	$ 50,408

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Other Supplemental Information
(In thousands)

The following table summarizes free cash flow for the Company:

	Three Months Ended Dec. 31, 2008	Year Ended Dec. 31, 2008
Net cash provided by operating activities	$ 3,382	$ 15,710
Purchases of property and equipment	(329)	(1,115)
Free cash flow	$ 3,053	$ 14,595

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of property and equipment. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Darrell G. West
Vice President-Finance and Chief Financial Officer
251-639-8100